Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is executed as of [ 🌑 ], 2021, by and between John Lai (“Executive”) and Mister Car Wash, Inc., a Delaware corporation (“MCW” and, together with any of its parent and subsidiary entities as may employ Executive from time to time, and any successor(s) thereto, the “Company”). This Agreement shall be effective as of the date of closing of the initial public offering of MCW (or such other date mutually agreed in writing between the parties) (such date, the “Effective Date”).

WHEREAS, the Company and Executive are currently parties to that certain Employment Agreement, dated as of March 4, 2014, as amended (the “Original Agreement”);

WHEREAS, it is the desire of the Company to continue to assure itself of the services of Executive following the Effective Date upon the terms and conditions of this Agreement, which replaces and supersedes the Original Agreement; and

WHEREAS, it is the desire of Executive to continue to provide services to the Company following the Effective Date and thereafter on the terms herein provided.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive, the parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Position and Duties. Executive shall serve as the President and Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Board of Directors of the Company (the “Board”). Executive shall report directly to the Board. At the Company’s request, Executive shall serve the Company and/or its subsidiaries in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s President and Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional service (unless otherwise determined by the Board). Executive will use Executive’s best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform Executive’s fiduciary duties and responsibilities to the Company to the best of Executive’s ability . Executive shall devote substantially all of Executive’s business time, attention and energies to the business interests of the Company, its parent or subsidiary entities while employed by the Company, except as provided for herein or otherwise specifically approved in writing by the Board, which approval shall not be unreasonably withheld; provided that, it shall not be a violation of this Agreement for Executive to (i) manage Executive’s personal, financial and legal affairs, and (ii) participate in trade associations and charitable and community affairs for no consideration, and (iii) serve on the board of directors or advisory boards of other companies/organizations set forth on Exhibit A, as may be amended from time to time, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate Articles IV or V of this Agreement.

1.2 Term of Employment. Subject to the terms and conditions of this Agreement, including termination under Article III and survival of certain terms under Section 7.7, this Agreement shall commence on the Effective Date and end on the date this Agreement is terminated pursuant to its terms (the “Employment Term”).

1.3 Principal Location. During the Employment Term, Executive shall perform the services required by this Agreement at the Company’s offices located in Tucson, Arizona.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Executive a salary of $1,000,000 per annum, less applicable taxes and withholdings (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company. Such Base Salary shall be subject to review from time to time (but no less than annually) by the Board or Compensation Committee of the Board (the “Committee”).

2.2 Bonus. Executive will be eligible to participate in a cash incentive program established by the Board or the Committee in its discretion. Executive’s incentive compensation under such incentive program (the “Bonus”) shall be targeted at one-hundred percent (100%) of Executive’s Base Salary. The Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board or the Committee in its discretion. Any Bonus earned will be paid at the same time bonuses are paid to other similarly-situated executives of the Company generally, subject to Executive’s continuous employment through the date of payment.

2.3 Equity Awards. During the Employment Term, Executive will be eligible to participate in the Company’s equity incentive plan then in effect and receive equity awards thereunder, as determined by the Board in its sole discretion and subject to the terms of the Company’s equity incentive plan then in effect and an applicable award agreement.

2.4 Benefits. During the Employment Term, Executive shall be entitled to such benefits provided by the Company to its executive employees generally, subject to the eligibility criteria provided by applicable plan documents related to such benefits and to such changes, additions or deletions to such perquisites and benefits as the Company may make from time to time in its discretion.

2.5 Company Aircraft. During the Employment Term, in addition to business use appropriate and necessary to carrying out the Company’s business, Executive shall be entitled to personal use of the Company’s aircraft and any tax gross-ups and/or other personal benefits associated with such personal usage in accordance with and as set forth in any Company aircraft usage policy, as may be amended from time to time by the Board in its reasonable and good faith discretion.

2.6 Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred in the course of the performance of Executive’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies as in effect from time to time with respect to expense reimbursement.

2.7 Paid Time Off. During the Employment Term, Executive shall be entitled to paid time off in accordance with the Company’s policies as in effect from time to time with respect to paid time off, but in no event shall Executive accrue less than four (4) weeks of paid time off per calendar year.

ARTICLE III

TERMINATION

3.1 Right to Terminate. Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, at any time and for any reason; provided that, in the event of any resignation from employment by Executive, other than for Good Reason (as defined in the Severance Plan1), Executive shall provide sixty (60) days’ advance written notice prior to such resignation. In the event that Company terminates Executive’s employment for any reason other than Cause (as defined in the Severance Plan), Company shall provide sixty (60) days’ advance written notice to Executive prior to such termination. Any rights to payments or benefits Executive may have in connection with any such termination shall be governed by and no less favorable than those in effect as of the Effective Date under the Severance Plan, a copy of which has been provided to Executive. By signing this Agreement, Executive is acknowledging such participation and Executive’s understanding that Executive agrees to all of the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 10 of the Severance Plan (which apply regardless of whether Executive receives any payments or benefits under the Severance Plan). For purposes of this Section 3.1, the term “Severance Plan” shall mean the Mister Cash Wash, Inc. Executive Severance Plan.

ARTICLE IV

CONFIDENTIALITY

Executive agrees that Executive shall not use for Executive’s own purpose or for the benefit of any person or entity (including, without limitation, a Competing Business (as defined below)) other than the Company or its shareholders or affiliates, nor shall Executive otherwise intentionally disclose to any individual or entity at any time while Executive is employed by the Company or thereafter any Proprietary Information (as defined below) of the Company unless such disclosure (a) has been authorized by the Board; (b) is reasonably required within the course and scope of Executive’s employment with the Company; or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. “Proprietary Information” shall mean (a) the name or address of any customer, supplier or parent or subsidiary entity of the Company or any information concerning the transactions or relations of any customer, supplier or parent or subsidiary entity of the Company or any of its shareholders;

[1]	Note to Draft: Mr. Lai reserves the right to further comment on the severance terms set forth in the proposed Severance Plan.

(b) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (c) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company; (d) any Inventions (as defined below); and (e) any other information which the Board has determined by resolution and communicated to Executive in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of the covenants set forth in Articles IV, V and VI or any Similar Covenants (as defined below).

ARTICLE V

NONCOMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

5.1 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Non-Competition. Executive acknowledges that in the course of Executive’s employment with the Company Executive will become familiar with Proprietary Information and that Executive’s services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the period of Executive’s employment with the Company and the eighteen (18) month period thereafter (the “Restricted Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of the Company within the United States, Canada and any other geographical area in which the Company then engages in business or engaged in business at any time during Executive’s employment with the Company (such business, “Competing Business”). Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity of any entity which is publicly traded or a mutual investment fund so long as Executive has no direct or indirect active participation in the business of such entity.

(b) Non-Solicitation. During the Restricted Period, Executive shall not directly or indirectly (a) induce or attempt to induce any employee of the Company to terminate such employment, or in any way interfere with the employee relationship between the Company and any such employee; (b) hire any person who is, or, at any time during the twelve (12)-month period immediately prior to the date of Executive’s termination of employment with the Company for any reason, was, an employee of the Company; or (c) induce or attempt to induce any person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company.

(c) Non-Disparagement. Executive agrees not to disparage the Company, any of its products or practices, any of its directors, officers, agents, representatives, employees or its parent or subsidiary entities, either orally or in writing, at any time; provided that Executive shall not be required to make any untruthful statement or to violate any law. The Company agrees to instruct its then-current directors and officers as of the date of Executive’s termination of employment not to disparage Executive, either orally or in writing, at any time; provided that Company shall not be required to make any untruthful statement or to violate any law.

ARTICLE VI

RETURN OF RECORDS

Executive agrees that, upon termination of Executive’s employment with the Company for any reason and at any other time requested by the Board, Executive shall not retain and shall promptly surrender to the Company or, with the Company’s prior consent, delete or destroy all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any Proprietary Information.

ARTICLE VII

EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS

7.1 Obligations to Others. Executive warrants and represents that (a) Executive is not subject to any employment, consulting or services agreement or any restrictive covenants or agreements of any type, which would limit or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement; and (b) Executive has not retained and will not use or disclose within the scope of Executive’s employment with the Company any confidential information, records, trade secrets or other property of a former employer or other third party.

7.2 Scope of Restrictions. The parties hereto agree that the time, duration and area for which the covenants set forth in Articles IV, V and VI are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that Articles IV, V and VI will be deemed to be a series of separate covenants, one for each and every county, parish and similar subdivision of each and every state of the United States of America (and each and every subdivision of each other geographical area in which the Company then engages in business or engaged in business at any time during Executive’s employment with the Company). Executive acknowledges and agrees that Articles IV, V and VI (a) are ancillary to a valid employment relationship with the Company, (b) are reasonably necessary to protect the Company’s legitimate business interest (including, without limitation, the Company’s customer relationships and Proprietary Information), and (c) do not unreasonably restrict Executive’s right to work in his chosen profession. For the avoidance of doubt, Executive shall remain obligated to comply with any similar confidentiality, return of property, non-competition, non-solicitation, non-disparagement, or intellectual property covenant that runs in favor of the Company and by which Executive is bound, the terms of which are incorporated herein by reference (collectively “Similar Covenants”), in addition to the covenants set forth in Articles IV, V and VI, and nothing herein shall supersede or amend any Similar Covenants.

7.3 Remedies for Breach. The parties recognize that Executive’s breach of this Agreement, including, without limitation, the covenants set forth in Articles IV, V and VI, will cause irreparable injury to the Company such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of Executive’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to a temporary and permanent injunction from a court restraining Executive from breaching this Agreement (without any requirement to post a bond or other security), and to recover from Executive its reasonable attorneys’ fees and costs incurred in pursuing such remedies.

7.4 Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V and VI of this Agreement, to disclose this Agreement to any entity which offers employment to Executive and to notify the Company upon his acceptance of any offer of employment from another entity.

7.5 Third-Party Beneficiaries. The Company and its subsidiaries are third-party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement. The Company and any of subsidiary entities, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

7.6 Extension of Time. The Restricted Period shall be extended by a period of time equal to the duration of any time period during which Executive is in breach of this Agreement.

7.7 Survival. The covenants set forth in Articles IV, V, VI, VII and VIII of this Agreement shall survive the termination of Executive’s employment hereunder.

7.8 Severability. It is the intent of the parties that if any court of competent jurisdiction determines that any provision of Articles IV, V, VI or VII of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be revised or re-drafted construed to provide for the maximum permissible breadth of the scope or duration of such provision.

ARTICLE VIII

RIGHTS IN DEVELOPMENTS

8.1 Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable and for purposes of this Article VIII, “Company” shall mean the Company entity that is Executive’s employer as of the Effective Date or, if Executive is subsequently employed by any subsidiary or parent of such Company entity, the applicable subsidiary or parent by which Executive is employed. Executive will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. Executive will, and hereby does, assign to the Company, without requirement of further writing, without royalty or any other further consideration, Executive’s entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by Executive in the course of Executive’s employment by the Company and all intellectual property rights therein.

Executive hereby waives, and agrees to waive, any moral rights Executive may have in any copyrightable work Executive creates or has created on behalf of the Company. Executive also hereby agrees, that for a period of one year after Executive’s employment with the Company, Executive shall disclose to the Company any Inventions that Executive creates, conceives, makes, develops, reduces to practice or works on that relate to the work Executive performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 8.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 8.1 or otherwise.

8.2 Certain Exemptions. The obligations to assign Inventions set forth in Section 8.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) Executive develops entirely on Executive’s own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by Executive for the Company. Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 8.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

8.3 Records. Executive will make and maintain adequate and current written records of all Inventions covered by Section 8.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

8.4 Patents and Other Rights. Executive agrees to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 8.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in Executive’s work product granted to the Company under this Agreement (both in the United States and foreign countries). Executive further agrees that subject to Executive’s reasonable availability, Executive’s obligations under this Section 8.4 shall continue beyond the termination of Executive’s employment with the Company, but if Executive is requested by the Company to render such assistance after the termination of such employment, Executive shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified above, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8.4 with the same legal force and effect as if executed by Executive.

8.5 Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents and warrants that, except as set forth on Exhibit B, Executive is not required, and Executive has not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between Executive and any other person or entity. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement that would affect the Company’s rights or Executive’s duties under this Agreement, and Executive shall not enter into any such agreement or obligation during the period of Executive’s employment by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to Executive involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which Executive is bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled. As a matter of record, Executive attaches as Exhibit B a brief description of all Inventions made or conceived by Executive prior to Executive’s employment with the Company which Executive desires to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which Executive is bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, Executive understands that Executive is to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting Executive’s obligations or representations under this Section 8.5, if Executive uses (i) any Background Technology or (ii) any other Inventions in which Executive has an interest and that are excluded from the assignment of Inventions set forth in Section 8.1 (collectively (i) and (ii), the “Excluded Technology”) in the course of Executive’s employment or incorporates any Excluded Technology in any product, service or other offering of the Company, Executive hereby grants the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Excluded Technology separately from Company products or services.

8.6 Works Made for Hire. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Amendment; Waiver. This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including, without limitation, the Original Agreement. This Agreement shall not be amended or waived in whole or in part except by a written instrument duly executed by each of the parties hereto that expressly states the intention of the parties to amend the terms set forth herein.

9.2 Headings. The headings of sections and articles of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

9.3 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

9.4 Governing Law; Exclusive Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Arizona, without regard to its conflict of laws principles.

9.5 Arbitration. All disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Tucson, Arizona. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of this Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party (including, without limitation, under Section 7.3). The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law. Further, nothing in this Section 9.5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including, without limitation, injunctive relief with respect to a breach of the covenants set forth in Articles IV – VIII of this Agreement, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.

9.6 Assignment. This Agreement shall inure to the benefit of Executive and Executive’s heirs, executors and estate administrators. This Agreement shall inure to the benefit of the Company and its successors, assigns and legal representatives. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive without the prior written consent of the Company.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

9.8 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

9.9 Compliance with Section 409A.

(a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it may, but is not obligated to, negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company). Notwithstanding the foregoing, this Section 9.9 does not create an obligation on the part of the Company to adopt any such amendment or take any other action, and the Company does not guaranty or accept any liability for any tax consequences to Executive under this Agreement.

(b) Distributions on Account of Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(c) No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d) Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(e) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” as of the time of Executive’s Separation from Service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

(f) Reimbursements. To the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations. The amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.10 Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement:

(i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.11 Section 280G. Notwithstanding any other provision of this Agreement, the Severance Plan or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 9.11, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local or foreign law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), or not be deductible under Section 280G of the Code, then such Covered Payments shall be reduced to the minimum extent necessary so that no portion of the Covered Payments is subject to the Excise Tax, but only if (i) the net amount of such Covered Payments, as so reduced (and after subtracting the net amount of foreign, federal, state and local income and employment and other taxes on such reduced Covered Payments and after taking into account any interest or penalties on such taxes and the phase out of itemized deductions and personal exemptions attributable to such reduced Covered Payments), is greater than or equal to (ii) the net amount of such Covered Payments without such reduction (but after subtracting the net amount of foreign, federal, state and local income and employment and other taxes on such Covered Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Covered Payments and after taking into account any interest or penalties on such taxes and the phase out of itemized deductions and personal exemptions attributable to such unreduced Covered Payments). The Covered Payments shall be reduced in a manner that is intended to maximize Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9.11 shall be made by an independent tax advisor (not otherwise engaged by the Company within the prior three (3) years) designated by the Company in good faith (the “Independent Tax Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section 9.11, the Independent Tax Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Tax Advisor shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make a determination under this Section 9.11. The Company shall bear all costs that the Independent Tax Advisor may reasonably incur in connection with any calculations contemplated by this Section 9.11.

9.12 Compensation Recovery Policy. Executive acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules and regulations promulgated thereunder, or for any other reason, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

[Remainder of Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed as of the date first written above.

John Lai MISTER CAR WASH, INC.

By:
Name:
Title:

[Signature Page to Executive Employment Agreement]

EXHIBIT A

Current Service

EXHIBIT B

Background Technology